SOUTHERN INDIANA GAS & ELECTRIC COMPANY
REPORTING PACKAGE

For the year ended December 31, 2015

Contents

Page Number

Audited Financial Statements
Independent Auditors’ Report	2
Balance Sheets	3-4
Statements of Income & Comprehensive Income	5
Statements of Cash Flows	6
Statements of Common Shareholder’s Equity	7
Notes to Financial Statements	8
Results of Operations	30
Selected Operating Statistics	35

Additional Information

This annual reporting package provides additional information regarding the operations of Southern Indiana Gas and Electric Company (the Company, SIGECO or Vectren Energy Delivery of Indiana - South). This information is supplemental to Vectren Corporation’s (Vectren) annual report for the year ended December 31, 2015, filed on Form 10-K with the Securities and Exchange Commission on February 23, 2016 and Vectren Utility Holdings, Inc.’s (Utility Holdings) 10-K filed on March 9, 2016. Vectren and Utility Holdings make available their Securities and Exchange Commission filings and recent annual reports free of charge through its website at www.vectren.com.

Frequently Used Terms

AFUDC: allowance for funds used during construction	IURC: Indiana Utility Regulatory Commission
ASC: Accounting Standards Codification	MCF / MMCF / BCF: thousands / millions / billions of cubic feet
ASU: Accounting Standards Update	MDth / MMDth: thousands / millions of dekatherms
DOT: Department of Transportation	MISO: Midcontinent Independent System Operator
EPA: Environmental Protection Agency	MMBTU: millions of British thermal units
FASB: Financial Accounting Standards Board	MW: megawatts
FAC: Fuel Adjustment Clause	MWh / GWh: megawatt hours / thousands of megawatt hours (gigawatt hours)
FERC: Federal Energy Regulatory Commission	NOx: nitrogen oxide
GAAP: Generally Accepted Accounting Principles	OUCC: Indiana Office of the Utility Consumer Counselor
GCA: Gas Cost Adjustment	Throughput: combined gas sales and gas transportation volumes
IDEM: Indiana Department of Environmental Management	kV: Kilovolt

INDEPENDENT AUDITORS’ REPORT

To the Shareholder and Board of Directors of Southern Indiana Gas & Electric Company:
We have audited the accompanying financial statements of Southern Indiana Gas & Electric Company (the “Company”), which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of income and comprehensive income, common shareholder’s equity, and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Indiana Gas & Electric Company as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
March 22, 2016

FINANCIAL STATEMENTS

SOUTHERN INDIANA GAS & ELECTRIC COMPANY
BALANCE SHEETS
(In thousands)

	December 31,
	2015	2014
ASSETS

Utility Plant
Original cost	$3,138,529	$3,016,637
Less: accumulated depreciation & amortization	1,351,262	1,278,177
Net utility plant	1,787,267	1,738,460
Current Assets
Cash & cash equivalents	1,700	1,526
Notes receivable from Utility Holdings	51,224	—
Accounts receivable - less reserves of $1,679 &
$1,883 respectively	46,758	48,462
Receivables from other Vectren companies	12	599
Accrued unbilled revenues	26,191	29,910
Inventories	96,803	84,470
Prepayments & other current assets	14,332	24,732
Total current assets	237,020	189,699
Investments in unconsolidated affiliates	150	150
Other investments	9,725	10,622
Nonutility plant - net	1,663	1,580
Goodwill - net	5,557	5,557
Regulatory assets	51,562	50,513
Other assets	3,411	435
TOTAL ASSETS	$2,096,355	$1,997,016

The accompanying notes are an integral part of these financial statements

SOUTHERN INDIANA GAS & ELECTRIC COMPANY
BALANCE SHEETS
(In thousands)

	December 31,
	2015	2014
LIABILITIES & SHAREHOLDER'S EQUITY
Common shareholder's equity
Common stock (no par value)	$313,290	$313,290
Retained earnings	511,102	494,172
Accumulated other comprehensive income	—	9
Total common shareholder's equity	824,392	807,471
Long-term debt payable to third parties - net of current maturities	292,022	266,661
Long-term debt payable to Utility Holdings - net of current maturities	365,556	315,820
Total long-term debt	657,578	582,481
Commitments & Contingencies (Notes 5, 7-10)
Current Liabilities
Accounts payable	44,278	49,385
Payables to other Vectren companies	11,933	11,164
Refundable fuel & natural gas costs	4,320	2,537
Accrued liabilities	40,791	36,794
Short-term borrowings payable to Utility Holdings	—	12,941
Current maturities of long-term debt	13,000	—
Current maturities of long-term debt payable to Utility Holdings	—	49,432
Total current liabilities	114,322	162,253
Deferred Income Taxes & Other Liabilities
Deferred income taxes	359,370	329,203
Regulatory liabilities	58,752	56,039
Deferred credits & other liabilities	81,941	59,569
Total deferred income taxes & other liabilities	500,063	444,811
TOTAL LIABILITIES & SHAREHOLDER'S EQUITY	$2,096,355	$1,997,016

The accompanying notes are an integral part of these financial statements

SOUTHERN INDIANA GAS & ELECTRIC COMPANY
STATEMENTS OF INCOME & COMPREHENSIVE INCOME
(In thousands)

	Year Ended December 31,
	2015	2014
OPERATING REVENUES
Electric utility	$601,554	$624,771
Gas utility	86,726	111,359
Total operating revenues	688,280	736,130
OPERATING EXPENSES
Cost of fuel & purchased power	187,494	201,797
Cost of gas sold	36,504	62,839
Other operating	183,461	197,376
Depreciation & amortization	94,472	93,723
Taxes other than income taxes	18,897	19,280
Total operating expenses	520,828	575,015
OPERATING INCOME	167,452	161,115
Other income – net	3,785	4,553
Interest expense	32,383	32,593
INCOME BEFORE INCOME TAXES	138,854	133,075
Income taxes	52,023	50,117
NET INCOME	$86,831	$82,958
OTHER COMPREHENSIVE INCOME
Cash Flow Hedges
Reclassifications to net income before tax	(9)	(13)
Income taxes	—	5
Cash Flow Hedges, net of tax	(9)	(8)
TOTAL COMPREHENSIVE INCOME	$86,822	$82,950

The accompanying notes are an integral part of these financial statements

SOUTHERN INDIANA GAS & ELECTRIC COMPANY
STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$86,831	$82,958
Adjustments to reconcile net income to cash from operating activities:
Depreciation & amortization	94,472	93,723
Deferred income taxes & investment tax credits	31,704	2,735
Expense portion of pension & postretirement periodic benefit cost	2,110	2,094
Provision for uncollectible accounts	2,050	1,706
Other non-cash charges - net	1,243	154
Changes in working capital accounts:
Accounts receivable, including due from Vectren companies
& accrued unbilled revenues	3,960	1,842
Inventories	(12,334)	(19,696)
Recoverable/refundable fuel & natural gas costs	1,783	(95)
Prepayments & other current assets	17,130	(22,167)
Accounts payable, including to Vectren companies
& affiliated companies	(2,149)	4,707
Accrued liabilities	3,995	(1,643)
Changes in noncurrent assets	(9,288)	4,734
Changes in noncurrent liabilities	622	(7,984)
Net cash provided by operating activities	222,129	143,068
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of issuance costs	87,093	87,218
Requirements for:
Dividends to Utility Holdings	(69,901)	(57,776)
Retirement of long-term debt	(49,432)	(63,575)
Net change in short-term borrowings, including from Utility Holdings	(12,941)	12,941
Net cash used in financing activities	(45,181)	(21,192)
CASH FLOWS FROM INVESTING ACTIVITIES
Requirements for:
Capital expenditures, excluding AFUDC equity	(119,622)	(123,206)
Net change in short-term intercompany notes receivable	(51,224)	268
Changes in restricted cash	(5,928)	—
Net cash used in investing activities	(176,774)	(122,938)
Net change in cash & cash equivalents	174	(1,062)
Cash & cash equivalents at beginning of period	1,526	2,588
Cash & cash equivalents at end of period	$1,700	$1,526

The accompanying notes are an integral part of these financial statements

SOUTHERN INDIANA GAS & ELECTRIC COMPANY
STATEMENTS OF COMMON SHAREHOLDER’S EQUITY
(In thousands)

			Accumulated
			Other
	Common	Retained	Comprehensive
	Stock	Earnings	Income	Total
Balance at January 1, 2014	$313,290	$468,990	$17	$782,297
Net income		82,958		82,958
Other comprehensive income			(8)	(8)
Common stock:
Capital contribution from Utility Holdings				—
Dividends to Utility Holdings		(57,776)		(57,776)
Balance at December 31, 2014	$313,290	$494,172	$9	$807,471
Net income		86,831		86,831
Other comprehensive income			(9)	(9)
Common stock:
Dividends to Utility Holdings		(69,901)		(69,901)
Balance at December 31, 2015	$313,290	$511,102	$—	$824,392

The accompanying notes are an integral part of these financial statements

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY
NOTES TO THE FINANCIAL STATEMENTS

1.	Organization and Nature of Operations

Southern Indiana Gas and Electric Company (the Company, SIGECO, or Vectren Energy Delivery of Indiana - South), an Indiana corporation, provides energy delivery services to approximately 144,000 electric customers and approximately 111,000 gas customers located near Evansville in southwestern Indiana. Of these customers, approximately 84,000 receive combined electric and gas distribution services. SIGECO also owns and operates electric generation assets to serve its electric customers and optimizes those assets in the wholesale power market. SIGECO is a direct, wholly owned subsidiary of Vectren Utility Holdings, Inc. (Utility Holdings). Utility Holdings is a direct, wholly owned subsidiary of Vectren Corporation (Vectren). SIGECO generally does business as Vectren Energy Delivery of Indiana, Inc. Vectren is an energy holding company headquartered in Evansville, Indiana.

2.	Summary of Significant Accounting Policies

In applying its accounting policies, the Company makes judgments, assumptions, and estimates that affect the amounts reported in these financial statements and related footnotes. Examples of transactions for which estimation techniques are used include valuing deferred tax obligations, unbilled revenue, uncollectible accounts, regulatory assets and liabilities, asset retirement obligations, and derivatives and other financial instruments. Estimates also impact the depreciation of utility and nonutility plant and the testing of goodwill and other assets for impairment. Recorded estimates are revised when better information becomes available or when actual amounts can be determined. Actual results could differ from current estimates.

Subsequent Events Review
Management performs a review of subsequent events for any events occurring after the balance sheet date but prior to the date the financial statements are issued. The Company’s management has performed a review of subsequent events through March 22, 2016.

Cash & Cash Equivalents
All highly liquid investments with an original maturity of three months or less at the date of purchase are considered cash equivalents. Cash and cash equivalents are stated at cost plus accrued interest to approximate fair value.

Allowance for Uncollectible Accounts
The Company maintains allowances for uncollectible accounts for estimated losses resulting from the inability of its customers to make required payments. The Company estimates the allowance for uncollectible accounts based on a variety of factors including the length of time receivables are past due, the financial health of its customers, unusual macroeconomic conditions, and historical experience. If the financial condition of its customers deteriorates or other circumstances occur that result in an impairment of customers’ ability to make payments, the Company records additional allowances as needed.

Inventories
In most circumstances, the Company’s inventory components are recorded using an average cost method; however, natural gas in storage is recorded using the Last In – First Out (LIFO) method. Inventory is valued at historical cost consistent with ratemaking treatment. Materials and supplies are recorded as inventory when purchased and subsequently charged to expense or capitalized to plant when installed.

Property, Plant & Equipment
Both the Company’s Utility Plant and Nonutility Plant is stated at historical cost, inclusive of financing costs and direct and indirect construction costs, less accumulated depreciation and when necessary, impairment charges. The cost of renewals and betterments that extend the useful life are capitalized. Maintenance and repairs, including the cost of removal of minor items of property and planned major maintenance projects, are charged to expense as incurred.

Utility Plant & Related Depreciation
The IURC allows the Company to capitalize financing costs associated with Utility Plant based on a computed interest cost and a designated cost of equity funds. These financing costs are commonly referred to as AFUDC and are capitalized for ratemaking purposes and for financial reporting purposes instead of amounts that would otherwise be capitalized when acquiring nonutility plant. The Company reports both the debt and equity components of AFUDC in Other income – net in the Statements of Income.

When property that represents a retirement unit is replaced or removed, the remaining historical value of such property is charged to Utility Plant, with an offsetting charge to Accumulated depreciation, resulting in no gain or loss. Costs to dismantle and remove retired property are recovered through the depreciation rates as determined by the IURC.

The Company’s portion of jointly-owned Utility Plant, along with that plant’s related operating expenses, is presented in these financial statements in proportion to the ownership percentage.

Nonutility Plant & Related Depreciation
The depreciation of Nonutility Plant is charged against income over its estimated useful life, using the straight-line method of depreciation. When nonutility property is retired, or otherwise disposed of, the asset and accumulated depreciation are removed, and the resulting gain or loss is reflected in income, typically impacting operating expenses.

Impairment Reviews
Property, plant and equipment along with other long-lived assets are reviewed as facts and circumstances indicate that the carrying amount may be impaired. This impairment review involves the comparison of an asset’s (or group of assets’) carrying value to the estimated future cash flows the asset (or asset group) is expected to generate over a remaining life. If this evaluation were to conclude that the carrying value is impaired, an impairment charge would be recorded based on the difference between the carrying amount and its fair value (less costs to sell for assets to be disposed of by sale) as a charge to operations or discontinued operations. There were no impairments related to property, plant and equipment during the periods presented.

Goodwill
Goodwill recorded on the Balance Sheets results from business acquisitions and is based on a fair value allocation of the businesses’ purchase price at the time of acquisition. Goodwill is charged to expense only when it is impaired. The Company tests its goodwill for impairment at a reporting unit level. These tests are performed at least annually and is performed at the beginning of each year. Impairment reviews consist of a comparison of fair value to the carrying amount. If the fair value is less than the carrying amount, an impairment loss is recognized in operations. No goodwill impairments have been recorded during the periods presented.

Regulation
Retail public utility operations are subject to regulation by the IURC. The Company’s accounting policies give recognition to the ratemaking and accounting practices authorized by this agency.

Refundable or Recoverable Gas Costs & Cost of Fuel & Purchased Power
All metered gas rates contain a gas cost adjustment clause (GCA) that allows the Company to charge for changes in the cost of purchased gas. Metered electric rates contain a fuel adjustment clause (FAC) that allows for adjustment in charges for electric energy to reflect changes in the cost of fuel. The net energy cost of purchased power, subject to a variable benchmark based on NYMEX natural gas prices, is also recovered through regulatory proceedings. The Company records any under or-over-recovery resulting from the GCA and FAC each month in revenues. A corresponding asset or liability is recorded until the under or over-recovery is billed or refunded to utility customers. The cost of gas sold is charged to operating expense as delivered to customers, and the cost of fuel and purchased power for electric generation is charged to operating expense when consumed.

Regulatory Assets & Liabilities
Regulatory assets represent certain incurred costs, which will result in probable future cash recoveries from customers through the ratemaking process. Regulatory liabilities represent probable expenditures by the Company for removal costs or future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. The Company continually assesses the recoverability of costs recognized as regulatory assets and liabilities and the ability to recognize new regulatory assets and liabilities associated with its regulated utility operations. Given the current regulatory environment in its jurisdiction, the Company believes such accounting is appropriate.

The Company collects an estimated cost of removal of its utility plant through depreciation rates established in regulatory proceedings. The Company records amounts expensed in advance of payments as a Regulatory liability because the liability does not meet the threshold of an asset retirement obligation.

Asset Retirement Obligations
A portion of removal costs related to interim retirements of gas utility pipeline and utility poles, certain asbestos-related issues, and reclamation activities meet the definition of an asset retirement obligation (ARO). The Company records the fair value of a liability for a legal ARO in the period in which it is incurred. When the liability is initially recorded, the Company capitalizes a cost by increasing the carrying amount of the related long-lived asset. The liability is accreted, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the Company settles the obligation for its recorded amount or incurs a gain or loss. To the extent regulation is involved, regulatory assets and liabilities result when accretion and amortization is adjusted to match rates established by regulators and any gain or loss is subject to deferral.

Energy Contracts & Derivatives
The Company will periodically execute derivative contracts in the normal course of operations while buying and selling commodities to be used in operations, optimizing its generation assets, and managing risk. A derivative is recognized on the balance sheet as an asset or liability measured at its fair market value and the change in the derivative's fair market value is recognized currently in earnings unless specific hedge criteria are met.

When an energy contract, that is a derivative, is designated and documented as a normal purchase or normal sale (NPNS), it is exempt from mark-to-market accounting. Most energy contracts executed by the Company are subject to the NPNS exclusion or are not considered derivatives. Such energy contracts include Real Time and Day Ahead purchase and sale contracts with the MISO, natural gas purchases, and wind farm and other electric generating contracts.

When the Company engages in energy contracts and financial contracts that are derivatives and are not subject to the NPNS or other exclusions, such contracts are recorded at market value as current or noncurrent assets or liabilities depending on their value and on when the contracts are expected to be settled. Contracts and any associated collateral with counter-parties subject to master netting arrangements are presented net in the Balance Sheets. The offset resulting from carrying the derivative at fair value on the balance sheet is charged to earnings unless it qualifies as a hedge or is subject to regulatory accounting treatment. When hedge accounting is appropriate, the Company assesses and documents hedging relationships between the derivative contract and underlying risks as well as its risk management objectives and anticipated effectiveness. When the hedging relationship is highly effective, derivatives are designated as hedges. The market value of the effective portion of the hedge is marked to market in Accumulated other comprehensive income for cash flow hedges. Ineffective portions of hedging arrangements are marked to market through earnings. For fair value hedges, both the derivative and the underlying hedged item are marked to market through earnings. The offset to contracts affected by regulatory accounting treatment are marked to market as a regulatory asset or liability. Market value for derivative contracts is determined using quoted market prices from independent sources. The Company rarely enters into contracts that have a significant impact to the financial statements where internal models are used to calculate fair value. As of and for the periods presented, related derivative activity is not material to these financial statements.

Revenues
Revenues are recorded as products and services are delivered to customers. To more closely match revenues and expenses, the Company records revenues for all gas and electricity delivered to customers but not billed at the end of an accounting period in Accrued unbilled revenues.

MISO Transactions
With the IURC’s approval, the Company is a member of the MISO, a FERC approved regional transmission organization. The MISO serves the electrical transmission needs of much of the Midcontinent region and maintains operational control over the Company’s electric transmission facilities as well as that of other utilities in the region. The Company is an active participant in the MISO energy markets, bidding its owned generation into the Day Ahead and Real Time markets and procuring power for its retail customers at Locational Marginal Pricing (LMP) as determined by the MISO market.

MISO-related purchase and sale transactions are recorded using settlement information provided by the MISO. These purchase and sale transactions are accounted for on a net hourly position. Net purchases in a single hour are recorded in Cost of fuel &

purchased power and net sales in a single hour are recorded in Electric utility revenues. On occasion, prior period transactions are resettled outside the routine process due to a change in the MISO’s tariff or a material interpretation thereof. Expenses associated with resettlements are recorded once the resettlement is probable and the resettlement amount can be estimated. Revenues associated with resettlements are recognized when the amount is determinable and collectability is reasonably assured.

The Company also receives transmission revenue that results from other members’ use of the Company’s transmission system. These revenues are also included in Electric utility revenues. Generally, these transmission revenues along with costs charged by the MISO are considered components of base rates and any variance from that included in base rates is recovered from/refunded to retail customers through tracking mechanisms.

Utility Receipts Taxes
A portion of utility receipts taxes are included in rates charged to customers. Accordingly, the Company records these taxes received as a component of operating revenues, which totaled $9.0 million in 2015, and $9.4 million in 2014. Expense associated with utility receipts taxes are recorded as a component of Taxes other than income taxes.

Fair Value Measurements
Certain assets and liabilities are valued and disclosed at fair value. Nonfinancial assets and liabilities include the initial measurement of an asset retirement obligation or the use of fair value in goodwill, intangible assets, and long-lived assets impairment tests. FASB guidance provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.
Level 2
Inputs to the valuation methodology include
· quoted prices for similar assets or liabilities in active markets;
· quoted prices for identical or similar assets or liabilities in inactive markets;
· inputs other than quoted prices that are observable for the asset or liability;
· inputs that are derived principally from or corroborated by observable market data by correlation or other means
If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Earnings Per Share
Earnings per share are not presented as SIGECO’s common stock is wholly owned by Vectren Utility Holdings, Inc. and not publicly traded.

Other Significant Policies
Included elsewhere in these notes are significant accounting policies related to retirement plans and other postretirement benefits, intercompany allocations and income taxes (Note 5).

3.	Utility Plant & Depreciation

The original cost of Utility plant, together with depreciation rates expressed as a percentage of original cost, follows:

	At and For the Year Ended December 31,
(In thousands)	2015		2014
	Original Cost	Depreciation Rates as a Percent of Original Cost	Original Cost	Depreciation Rates as a Percent of Original Cost
Electric utility plant	$2,695,780	3.3%	$2,602,548	3.3%
Gas utility plant	355,784	2.8%	324,571	2.7%
Common utility plant	55,046	3.2%	54,277	3.2%
Construction work in progress	31,919	—%	35,241	—%
Total original cost	$3,138,529		$3,016,637

SIGECO and Alcoa Generating Corporation (AGC), a subsidiary of Alcoa, Inc. (Alcoa), own a 300 MW unit at the Warrick Power Plant (Warrick Unit 4) as tenants in common. SIGECO's share of the cost of this unit at December 31, 2015, is $190.3 million with accumulated depreciation totaling $101.9 million. AGC and SIGECO share equally in the cost of operation and output of the unit. SIGECO's share of operating costs is included in Other operating expenses in the Statements of Income.

In January 2016, Alcoa announced plans to close its smelter operations by the end of the first quarter 2016. Historically, on-site generation owned and operated by AGC has been used to provide power to the smelter, as well as other mill operations, which will continue. Generation from Alcoa's share of the Warrick Unit 4 has historically been sold into the MISO market. The Company is actively working with Alcoa on plans related to continued operation of their generation, anticipating that more will be known toward the end of 2016.

4.	Regulatory Assets & Liabilities

Regulatory Assets
Regulatory assets consist of the following:

	At December 31,
(In thousands)	2015	2014
Future amounts recoverable from ratepayers related to:
Net deferred income taxes	$(13,358)	$(11,394)
	(13,358)	(11,394)
Amounts deferred for future recovery related to:
Cost recovery riders & other	10,737	5,038
	10,737	5,038
Amounts currently recovered through customer rates related to:
Demand side management programs	—	631
Unamortized debt issue costs & premiums paid to reacquire debt	10,529	10,779
Deferred coal costs	28,273	35,342
Authorized trackers	15,283	9,723
Other	98	394
	54,183	56,869
Total regulatory assets	$51,562	$50,513

Of the $54.2 million currently being recovered in rates charged to customers, no amounts are earning a return. The weighted average recovery period of regulatory assets currently being recovered in base rates, which totals $10.6 million, is 22 years. The remainder of the regulatory assets are being recovered timely through tracking mechanisms. The Company has rate orders for all deferred costs not yet in rates and therefore believes that future recovery is probable.

Regulatory Liabilities
At December 31, 2015 and 2014, the Company has approximately $58.8 million and $56.0 million, respectively, in Regulatory liabilities. Of these amounts, $49.6 million and $46.0 million relate to cost of removal obligations. The remaining amounts primarily relate to timing differences associated with asset retirement obligations.

5.	Transactions with Other Vectren Companies & Affiliates

Vectren Infrastructure Services Corporation (VISCO)
VISCO, a wholly owned subsidiary of Vectren, provides underground pipeline construction and repair services. VISCO's customers include SIGECO and fees incurred by SIGECO totaled $10.3 million in 2015 and $14.3 million in 2014.  Amounts owed to VISCO at December 31, 2015 and 2014 are included in Payables to other Vectren companies.

Vectren Fuels, Inc.
On August 29, 2014, Vectren closed on a transaction to sell its wholly-owned coal mining subsidiary, Vectren Fuels, Inc. (Vectren Fuels), to Sunrise Coal, LLC (Sunrise), an Indiana-based wholly-owned subsidiary of Hallador Energy Company. Prior to the sale date, SIGECO purchased coal used for electric generation from Vectren Fuels.  The amount purchased for the year ended December 31, 2014 totaled $98.6 million. After the exit of the coal mining business by Vectren, Sunrise has assumed Vectren Fuels' supply contracts and has also negotiated new contracts for similar quality coal that will result in the Company purchasing most of its coal supply from Sunrise.

Support Services and Purchases
Vectren and Utility Holdings provide corporate and general and administrative assets and services to the Company and allocate certain costs to the Company, including costs for share-based compensation and for pension and other postretirement benefits that are not directly charged to subsidiaries. These costs are allocated using various allocators, including number of employees, number of customers and/or the level of payroll, revenue contribution and capital expenditures. Allocations are at cost. SIGECO received corporate allocations totaling $50.0 million and $52.6 million for the years ended December 31, 2015, and 2014, respectively. Amounts owed to Vectren and Utility Holdings at December 31, 2015 and 2014 are included in Payables to other Vectren companies.

Retirement Plans & Other Postretirement Benefits
At December 31, 2015, Vectren maintains three closed qualified defined benefit pension plans (Vectren Corporation Non-Bargaining Retirement Plan, The Indiana Gas Company, Inc. Bargaining Unit Retirement Plan, Pension Plan for Hourly Employees of Southern Indiana Gas and Electric Company), a nonqualified supplemental executive retirement plan, and a postretirement benefit plan.  The defined benefit pension plans and postretirement benefit plan, which cover the Company’s eligible full-time regular employees, are primarily noncontributory.  The postretirement health care and life insurance plans are a combination of self-insured and fully insured plans.  Utility Holdings and its subsidiaries, which include the Company, comprise the vast majority of the participants and retirees covered by these plans.

Vectren satisfies the future funding requirements and the payment of benefits from general corporate assets and, as necessary, relies on the Company to support the funding of these obligations.  Although the Company has no contractual funding obligation, the Company contributed $7.8 million to Vectren’s defined benefit pension plans during 2015 and did not contribute in 2014.  The combined funded status on a GAAP basis of Vectren’s plans was approximately 90 percent at December 31, 2015 and 87 percent at December 31, 2014. A contribution of $15 million was made by Vectren to the qualified pension plans in 2016. SIGECO has funded a portion of this contribution.

Vectren allocates the periodic cost of its retirement plans calculated pursuant to US GAAP to its subsidiaries.  Periodic cost, comprised of service cost and interest on that service cost, is directly charged to subsidiaries at each measurement date and that cost is charged to operating expense and capital projects, using labor charges as the allocation method. For the years ended December 31, 2015 and 2014, costs totaling $3.1 million and $3.0 million, respectively, were directly charged to the Company.  Other components of periodic costs (such as interest cost, asset returns, and amortizations) and the service cost related to Vectren and Utility Holdings corporate operations are charged to subsidiaries through the allocation process discussed above based on labor.  Any difference between funding requirements and allocated periodic costs is recognized as an asset or liability until reflected in periodic costs.

Neither plan assets nor the ending liability is allocated to individual subsidiaries since these assets and obligations are derived from corporate level decisions.  The allocation methodology is consistent with FASB guidance related to “multiemployer” benefit accounting.  As of December 31, 2015 and 2014, $16.6 million and $16.4 million, respectively, is included in Deferred credits & other liabilities and represents costs related to other postretirement benefits directly charged to the Company that is yet to be funded to Vectren.  As impacted by increased funding of pension plans, at December 31, 2015, the Company has $2.8 million included in Other Assets representing defined benefit funding by the Company that is yet to be reflected in costs.

Share-Based Incentive Plans and Deferred Compensation Plans
SIGECO does not have share-based or deferred compensation plans separate from Vectren. The Company recognizes its allocated portion of expenses related to compensation plans in accordance with FASB guidance and to the extent these awards are expected to be settled in cash, that liability is pushed down to SIGECO. As of December 31, 2015 and 2014, $17.1 million and $17.6 million, respectively, is included in Deferred credits & other liabilities and represents obligations that are yet to be funded to Vectren.

Cash Management Arrangements
The Company participates in Vectren Utility Holdings’ centralized cash management program. See Note 6 regarding long-term and short-term intercompany borrowing arrangements.

Guarantees of Parent Company Debt
Utility Holdings’ three operating utility companies, SIGECO, Indiana Gas Company, Inc. (Indiana Gas) and Vectren Energy Delivery of Ohio, Inc. (VEDO) are guarantors of Utility Holdings’ $350 million short-term credit facility, of which approximately $15 million is outstanding at December 31, 2015, and Utility Holdings’ $1 billion unsecured senior notes outstanding at December 31, 2015. The majority of Utility Holdings' unsecured senior notes outstanding are allocated to the operating utility companies. The guarantees are full and unconditional and joint and several, and Utility Holdings has no subsidiaries other than the subsidiary guarantors.

Income Taxes
SIGECO does not file federal or state income tax returns separate from those filed by its parent, Vectren Corporation. Vectren files a consolidated U.S. federal income tax return, and Vectren and/or certain of its subsidiaries file income tax returns in various states.  Pursuant to a tax sharing agreement and for financial reporting purposes, Vectren subsidiaries record income taxes on a separate company basis. The Company's allocated share of tax effects resulting from it being a part of Vectren's consolidated tax group are recorded at the Utility Holdings parent company level. Current taxes payable/receivable are settled with Vectren in cash quarterly and after filing the consolidated federal and state income tax returns.

Deferred income taxes are provided for temporary differences between the tax basis (adjusted for related unrecognized tax benefits, if any) of an asset or liability and its reported amount in the financial statements.  Deferred tax assets and liabilities are computed based on the currently-enacted statutory income tax rates that are expected to be applicable when the temporary differences are scheduled to reverse.  SIGECO recognizes regulatory liabilities for deferred taxes provided in excess of the current statutory tax rate and regulatory assets for deferred taxes provided at rates less than the current statutory tax rate.  Such tax-related regulatory assets and liabilities are reported at the revenue requirement level and amortized to income as the related temporary differences reverse, generally over the lives of the related properties.  A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that the deferred tax assets will be realized.

Tax benefits associated with income tax positions taken, or expected to be taken, in a tax return are recorded only when the more-likely-than-not recognition threshold is satisfied and measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.  The Company reports interest and penalties associated with unrecognized tax benefits within Income taxes in the Statements of Income and reports tax liabilities related to unrecognized tax benefits as part of Deferred credits & other liabilities.

Investment tax credits (ITCs) are deferred and amortized to income over the approximate lives of the related property in accordance with the regulatory treatment.  Production tax credits (PTCs) are recognized as energy is generated and sold based on a per kilowatt hour rate prescribed in applicable federal and state statutes.

The components of income tax expense and amortization of investment tax credits follow:

	Year Ended December 31,
(In thousands)	2015	2014
Current:
Federal	$16,468	$34,311
State	3,923	13,071
Total current tax expense	20,391	47,382
Deferred:
Federal	27,146	5,050
State	4,956	(1,809)
Total deferred tax expense	32,102	3,241
Amortization of investment tax credits	(470)	(506)
Total income tax expense	$52,023	$50,117

A reconciliation of the federal statutory rate to the effective income tax rate follows:

	Year Ended December 31,
	2015	2014

Statutory rate	35.0%	35.0%
State & local taxes, net of federal benefit	4.7	5.0
Amortization of investment tax credit	(0.3)	(0.4)
Domestic production deduction	(1.6)	(1.6)
All other - net	(0.3)	(0.3)
Effective tax rate	37.5%	37.7%

Significant components of the net deferred tax liability follow:

	At December 31,
(In thousands)	2015	2014
Noncurrent deferred tax liabilities (assets):
Depreciation & cost recovery timing differences	$340,223	$313,258
Regulatory assets recoverable through future rates	20,036	17,952
Employee benefit obligations	5,519	208
Regulatory liabilities to be settled through future rates	(20,246)	(18,134)
Deferred fuel costs	14,306	18,537
Other – net	(468)	(2,618)
Net deferred tax liability	$359,370	$329,203

At December 31, 2015 and 2014, investment tax credits totaling $1.9 million and $2.4 million, respectively, are included in Deferred credits & other liabilities.

The Company has presented its deferred tax assets and deferred tax liabilities as non-current in the tables above and in the balance sheet, in accordance with ASU 2015-17, Balance Sheet Classification of Deferred Taxes.  The Company early adopted ASU 2015-17 in the current year as the new standard simplifies current accounting guidance, which required entities to separately present deferred tax assets and deferred tax liabilities as current and non-current.  This guidance was adopted for the year ended December 31, 2015, and has been applied retrospectively to all periods presented.  The effect of this change on the December 31, 2015 and 2014 Balance Sheets is a reclassification from current deferred tax liability to long-term deferred tax liability of $10.9 million and $17.8 million, respectively.

Uncertain Tax Positions
Unrecognized tax benefits in 2015 and 2014 were not material to the Company. The net liability on the Balance Sheet for unrecognized tax benefits inclusive of interest, penalties and net of secondary impacts which are a component of the Deferred income taxes and are benefits, were zero at each of December 31, 2015 and 2014.

Vectren and/or certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various states. The Internal Revenue Service (IRS) has concluded examinations of Vectren's U.S. federal income tax returns for tax years through December 31, 2012. The State of Indiana, Vectren's primary state tax jurisdiction, has conducted examinations of state income tax returns for tax years through December 31, 2010. The statutes of limitations for assessment of federal income tax and Indiana income tax have expired with respect to tax years through 2011 except to the extent of refunds claimed on amended tax returns. The statutes of limitations for assessment of the 2009-2011 tax years related to the amended federal and Indiana income tax returns will expire in 2016 and 2017.

Final Federal Income Tax Regulations
In September 2013, the IRS released final tangible property regulations regarding the deduction and capitalization of expenditures related to tangible property. The final regulations are generally effective for tax years beginning on or after January 1, 2014, and were adopted on the 2014 federal income tax return. The IRS has been working with the utility industry to provide industry specific guidance concerning the deductibility and capitalization of expenditures related to tangible property. The IRS has indicated that it expects to issue updated or new guidance with respect to electric and natural gas transmission and distribution assets during 2016. The Company continues to evaluate the impact adoption and industry guidance will have on its financial statements. As of this date, the Company does not expect the industry guidance to have a material impact on its financial statements.

Indiana Senate Bill 1
In March 2014, Indiana Senate Bill 1 was signed into law.  This legislation phases in a 1.6 percent rate reduction to the Indiana Adjusted Gross Income Tax Rate for corporations over a six year period. Pursuant to this legislation, the tax rate will be lowered by 0.25 percent each year for the first five years and 0.35 percent in year six beginning on July 1, 2016 to the final rate of 4.9 percent effective July 1, 2021. Pursuant to FASB guidance, the Company accounted for the effect of the change in tax law on its deferred taxes in the first quarter of 2014, the period of enactment. The impact was not material to results of operations.

6.	Borrowing Arrangements & Other Financing Transactions

Short-Term Borrowings
SIGECO relies on the short-term borrowing arrangements of Utility Holdings for its short-term working capital needs. Borrowings outstanding at December 31, 2015 and 2014 were zero and $12.9 million, respectively. As of December 31, 2015, the Company also had a note receivable balance of $51.2 million due from Utility Holdings. The intercompany credit line totals $350 million, but is limited to Utility Holdings’ available capacity ($335 million at December 31, 2015) and is subject to the same terms and conditions as Utility Holdings’ short term borrowing arrangements, including its commercial paper program. Short-term borrowings bear interest at Utility Holdings’ weighted average daily cost of short-term funds.

See the table below for interest rates and outstanding balances:

	Intercompany Borrowings
(In thousands)	2015	2014
Year End
Balance Outstanding	$—	$12,941
Weighted Average Interest Rate	0.55%	0.50%
Annual Average
Balance Outstanding	$2,019	$361
Weighted Average Interest Rate	0.41%	0.38%
Maximum Month End Balance Outstanding	$3,531	$12,941

Long-Term Debt
Senior unsecured obligations and first mortgage bonds outstanding and classified as long-term follow:

	At December 31,
(In thousands)	2015	2014
Fixed Rate Senior Unsecured Notes Payable to Utility Holdings:
2015, 5.45%	$—	$49,432
2018, 5.75%	61,880	61,880
2020, 6.28%	74,596	74,596
2021, 4.67%	54,612	54,612
2023, 3.72%	24,847	24,847
2028, 3.20%	26,856	26,856
2035, 6.10%	25,284	25,284
2035, 3.90%	16,578	—
2043, 4.25%	47,745	47,745
2045, 4.36%	16,579	—
2055, 4.51%	16,579	—
Total long-term debt payable to Utility Holdings	$365,556	$365,252
Current maturities	—	(49,432)
Total long-term debt payable to Utility Holdings - net	$365,556	$315,820

First Mortgage Bonds Payable to Third Parties:
2016, 1986 Series, 8.875%	13,000	13,000
2022, 2013 Series C, 1.95%, tax exempt	4,640	4,640
2024, 2013 Series D, 1.95%, tax exempt	22,500	22,500
2025, 2014 Series B, current adjustable rate 0.784%, tax-exempt	41,275	41,275
2029, 1999 Senior Notes, 6.72%	80,000	80,000
2037, 2013 Series E, 1.95%, tax exempt	22,000	22,000
2038, 2013 Series A, 4.00%, tax exempt	22,200	22,200
2043, 2013 Series B, 4.05%, tax exempt	39,550	39,550
2044, 2014 Series A, 4.00%, tax exempt	22,300	22,300
2055, 2015 Series Mt. Vernon, 2.375%, tax exempt	23,000	—
2055, 2015 Series Warrick County, 2.375%, tax exempt	15,200	—
Total first mortgage bonds payable to third parties	305,665	267,465
Current maturities	(13,000)	—
Unamortized debt premium, discount & other - net	(643)	(804)
Total long-term debt payable to third parties - net	$292,022	$266,661

SIGECO Debt Issuance
On September 9, 2015, SIGECO completed a $38.2 million tax-exempt first mortgage bond issuance.  The principal terms of the two new series of tax-exempt debt are: (i) $23.0 million in Environmental Improvement Revenue Bonds, Series 2015, issued by the City of Mount Vernon, Indiana and (ii) $15.2 million in Environmental Improvement Revenue Bonds, Series 2015, issued by Warrick County, Indiana. Both bonds were sold in a public offering at an initial interest rate of 2.375 percent per annum that is fixed until September 1, 2020 when the bonds will be remarketed. The bonds have a final maturity of September 1, 2055.

Issuance payable to Utility Holdings
On December 15, 2015, VUHI issued Guaranteed Senior Notes in a private placement to various institutional investors in the following tranches: (i) $25 million of 3.90 percent Guaranteed Senior Notes, Series A, due December 15, 2035, (ii) $135 million of 4.36 percent Guaranteed Senior Notes, Series B, due December 15, 2045, and (iii) $40 million of 4.51 percent Guaranteed Senior Notes, Series C, due December 15, 2055. The notes are unconditionally guaranteed by Indiana Gas, SIGECO and VEDO. In December 2015, $49.7 million of this debt was reloaned to SIGECO.

SIGECO Debt Refund and Issuance
On September 24, 2014, SIGECO issued two new series of tax-exempt debt totaling $63.6 million.  Proceeds from the issuance were used to retire three series of tax-exempt bonds aggregating $63.6 million at a redemption price of par plus accrued interest.  The principal terms of the two new series of tax-exempt debt are: (i) $22.3 million sold in a public offering and bear interest at 4.00 percent per annum, due September 1, 2044 and (ii) $41.3 million, due July 1, 2025, sold in a private placement at variable rates through September 2019.

Mandatory Tenders
At December 31, 2015, certain series of SIGECO bonds, aggregating $87.3 million, currently bear interest at fixed rates, of which $49.1 million is subject to mandatory tender in September 2017 and $38.2 million is subject to mandatory tender in September 2020.  Additionally, SIGECO Bond Series 2014B, in the amount of $41.3 million, with a variable interest rate that is reset monthly, is subject to mandatory tender in September 2019.

Future Long-Term Debt Sinking Fund Requirements and Maturities
The annual sinking fund requirement of SIGECO's first mortgage bonds is 1 percent of the greatest amount of bonds outstanding under the Mortgage Indenture.  This requirement may be satisfied by certification to the Trustee of unfunded property additions in the prescribed amount as provided in the Mortgage Indenture.  SIGECO met the 2015 sinking fund requirement by this means and, accordingly, the sinking fund requirement for 2015 is excluded from Current liabilities in the Consolidated Balance Sheets.  At December 31, 2015, $1.3 billion of SIGECO's utility plant remained unfunded under SIGECO's Mortgage Indenture.  SIGECO’s gross utility plant balance subject to the Mortgage Indenture approximated $3.1 billion at December 31, 2015.

Maturities of long-term debt during the five years following 2015 (in millions) are $13.0 in 2016, $61.9 in 2018, and $74.6 in 2020. There are no maturities of long-term debt in 2017 or 2019.

Covenants
Long-term and short-term borrowing arrangements contain customary default provisions; restrictions on liens, sale-leaseback transactions, mergers or consolidations, and sales of assets; and restrictions on leverage, among other restrictions. As of December 31, 2015, the Company was in compliance with all financial debt covenants.

7.	Commitments & Contingencies

Purchase Commitments
SIGECO has both firm and non-firm commitments to purchase natural gas, coal, and electricity as well as certain transportation and storage rights, and certain contracts are firm commitments under five and ten year arrangements. Costs arising from these commitments, while significant, are pass-through costs, generally collected dollar-for-dollar from retail customers through regulator-approved cost recovery mechanisms. Firm purchase commitments for utility plant total $0.2 million in 2016, $0.2 million in 2017, and zero thereafter.

Legal Proceedings
The Company is party to various legal proceedings, audits, and reviews by taxing authorities and other government agencies arising in the normal course of business. In the opinion of management, there are no legal proceedings or other regulatory reviews or audits pending against the Company that are likely to have a material adverse effect on its financial position, results of operations or cash flows.

8.	Electric Rate & Regulatory Matters

Electric Environmental Compliance Filing
On January 28, 2015, the IURC issued an Order (January Order) approving the Company’s request for approval of capital investments on its coal-fired generation units to comply with new EPA mandates related to mercury and air toxic standards (MATS) effective in 2015 and to address an outstanding Notice of Violation (NOV) from the EPA. As of December 31, 2015, approximately $30 million has been spent on equipment to control mercury in both air and water emissions, and $29 million to address the issues raised in the NOV proceeding on the increase in sulfur trioxide emissions. The total investment is estimated to be between $75 million and $85 million. The Order approved the Company’s request for deferred accounting treatment, as supported by provisions under Indiana Senate Bill 29 (Senate Bill 29) and Senate Bill 251. The accounting treatment includes the deferral of depreciation and property tax expense related to these investments, accrual of post-in-service carrying costs, and deferral of incremental operating expenses related to compliance with these standards. The initial phase of the projects went into service in 2014, with the remaining investment occurring in 2015 and 2016. As of December 31, 2015, the Company has approximately $2.7 million deferred related to depreciation, property tax, and operating expense, and $1.1 million deferred related to post-in-service carrying costs.

In March 2015, the Company was notified that certain parties had filed a Notice of Appeal with the Indiana Court of Appeals in response to the IURC's Order. In June 2015, Joint Appellants’ Citizens Action Coalition of Indiana, Inc., Sierra Club, Inc., and Valley Watch, Inc. (the appellants) filed a brief which challenged the sufficiency of the findings in the IURC's January Order approving the Company’s investments and proposed accounting treatment in terms of whether that Order made certain findings required by statute. On October 29, 2015, the Indiana Court of Appeals issued its opinion affirming the IURC’s findings with regard to equipment required to comply with MATS and certain national pollutant discharge elimination system rules (approximately $35 million). The Court remanded the case back to the IURC so that it can make the findings required by statute with regard to equipment required by the NOV (approximately $40 million). On February 12, 2016, the appellants filed a petition to reopen the evidentiary record in the case in order to submit additional evidence. The Company has opposed the motion and believes the IURC already has a sufficient record in this case. As it pertains to the equipment requirement required by the NOV, given the Commission’s previous approval of this project, the Company believes the Commission will make these findings and issue a new order in support of the project.

Electric Demand Side Management (DSM) Program Filing
On August 31, 2011, the IURC issued an Order approving an initial three-year DSM plan in the SIGECO electric service territory that complied with the IURC’s energy saving targets. Consistent with the Company’s proposal, the Order approved, among other items, the following: 1) recovery of costs associated with implementing the DSM Plan; 2) the recovery of a performance incentive mechanism based on measured savings related to certain DSM programs; 3) lost margin recovery associated with the implementation of DSM programs for large customers. On June 20, 2012, the IURC issued an Order approving a small customer lost margin recovery mechanism, inclusive of all previous deferrals. For the year ended December 31, 2015 and 2014, the Company recognized electric utility revenue of $10.1 million and $8.7 million, respectively, associated with this approved lost margin recovery mechanism.

On March 28, 2014, Indiana Senate Bill 340 was signed into law. This legislation ended electric DSM programs on December 31, 2014 that had been conducted to meet the energy savings requirements established by the IURC in 2009. The legislation also allows for industrial customers to opt out of participating in energy efficiency programs. As of January 1, 2015, approximately 80 percent of the Company’s eligible industrial load has opted out of participation in the applicable energy efficiency programs. The Company filed a request for IURC approval of a new portfolio of DSM programs on May 29, 2014 to be offered in 2015. On October 15, 2014, the IURC issued an Order approving a Settlement between the OUCC and the Company regarding the new portfolio of DSM programs effective January 2015, and new programs were implemented during the first quarter of 2015.

On May 6, 2015, Indiana's governor signed Indiana Senate Bill 412 (Senate Bill 412) into law requiring electricity suppliers to submit energy efficiency plans to the IURC at least once every three years. Senate Bill 412 also supports the recovery of all program costs, including lost revenues and financial incentives associated with those plans and approved by the IURC. The Company made its first filing pursuant to this bill in June 2015, which proposed energy efficiency programs for calendar years 2016 and 2017. In September 2015, the Company received an Order to continue offering and recovering the associated cost of its 2015 programs until March 31, 2016. In October 2015, the OUCC and Citizens Action Coalition of Indiana filed testimony recommending the rejection of the Company’s plan, contending it was not reasonable under the terms of Senate Bill 412 due to the program design and the Company’s proposal to recover lost revenues and incentives associated with the measures. Vectren filed rebuttal testimony in October 2015 defending the plan’s compliance with Senate Bill 412. The Company expects an order in the first quarter of 2016.

FERC Return on Equity (ROE) Complaints
On November 12, 2013, certain parties representing a group of industrial customers filed a joint complaint with the FERC under Section 206 of the Federal Power Act against the MISO and various MISO transmission owners, including SIGECO. The joint parties seek to reduce the 12.38 percent ROE used in the MISO transmission owners’ rates, including SIGECO’s formula transmission rates, to 9.15 percent, and to set a capital structure in which the equity component does not exceed 50 percent. A second customer complaint case was filed on February 11, 2015 as the maximum FERC-allowed refund period for the November 12, 2013 case ended February 11, 2015. As of December 31, 2015, the Company had invested approximately $157.7 million in qualifying projects. The net plant balance for these projects totaled $140.2 million at December 31, 2015.

These joint complaints are similar to a complaint against the New England Transmission Owners (NETO) filed in September 2011, which requested that the 11.14 percent incentive return granted on qualifying investments in NETO be lowered. On October 16, 2014, the FERC issued an Order in the NETO case approving a 10.57 percent return on equity and a calculation methodology.

The FERC acknowledged that the pending complaint raised against the MISO transmission owners is reasonable and denied the portion of the complaint addressing the equity component of the capital structure. An initial decision from its administrative law judge was received on December 22, 2015, authorizing the transmission owners to collect a Base ROE of 10.32 percent from November 12, 2013 through February 11, 2015 (the “first refund period”). The FERC is expected to rule on the proposed order in late 2016. A procedural schedule has been established for the second customer complaint case, establishing a target date of June 30, 2016 for the initial decision.

Separately, on January 6, 2015, the FERC approved a MISO transmission owner joint request for an adder to the approved ROE. Under FERC regulations, transmission owners that are part of a Regional Transmission Organization (RTO) such as the MISO are authorized to earn an incentive of 50 basis points above the FERC approved ROE. The FERC deferred the implementation of this adder until the pending complaint is resolved. Once the FERC sets a new ROE in the complaint case, this adder will be applied to that ROE, with retroactive billing to occur back to January 7, 2015.

The Company has established a reserve considering both the initial decision and the approved 50 basis points adder.

9. Gas Rate & Regulatory Matters

Regulatory Treatment of Investments in Natural Gas Infrastructure Replacement
The Company monitors and maintains its natural gas distribution system to ensure natural gas is delivered in a safe and efficient manner. The Company is currently engaged in programs to replace bare steel and cast iron infrastructure and other activities to mitigate risk, improve the system, and comply with applicable regulations, many of which are a result of federal pipeline safety requirements. Laws were passed in Indiana that provide utilities the opportunity to timely recover costs of federally mandated projects and other infrastructure improvement projects outside of a base rate proceeding.

In April 2011, Indiana Senate Bill 251 (Senate Bill 251) was signed into Indiana law. The law provides a framework to recover 80 percent of federally mandated costs through a periodic rate adjustment mechanism outside of a general rate case. Such costs include a return on the federally mandated capital investment, based on the overall rate of return most recently approved by the Commission, along with recovery of depreciation and other operating costs associated with these mandates. The remaining 20 percent of those costs is deferred for future recovery in the utility's next general rate case.

In April 2013, Indiana Senate Bill 560 (Senate Bill 560) was signed into Indiana law. This legislation supplements Senate Bill 251 described above, and provides for cost recovery outside of a base rate proceeding for projects that either improve electric and gas system reliability and safety or are economic development projects that provide rural areas with access to gas service. Provisions of the legislation require that, among other things, requests for recovery include a seven-year project plan. Once the plan is approved by the IURC, 80 percent of such costs are eligible for current recovery using a periodic rate adjustment mechanism. Recoverable costs include a return on the investment that reflects the current capital structure and associated costs, with the exception of the rate of return on equity, which remains fixed at the rate determined in the Company's last rate case. Recoverable costs also include recovery of depreciation and other operating expenses. The remaining 20 percent of project costs are deferred and recovered in the utility’s next general rate case, which must be filed before the expiration of the seven-year plan. The adjustment mechanism is capped at an annual increase in retail revenues of no more than two percent.

Recovery and Deferral Mechanisms
The Company's last gas utility rate order was received in 2007. This Order authorized the deferral of financial impacts associated with bare steel and cast iron replacement activities. The Order provides for the deferral of depreciation and post-in-service carrying costs on qualifying projects totaling $3 million annually. The debt-related post-in-service carrying costs are recognized in the Statements of Income currently. The recording of post-in-service carrying costs and depreciation deferral is limited by individual qualifying project to three years after being placed into service. At December 31, 2015 and December 31, 2014, the Company has regulatory assets totaling $2.2 million and $1.9 million, respectively, associated with the deferral of depreciation and debt-related post-in-service carrying cost activities. Beginning in 2014, all bare steel and cast iron replacement activities are now part of the Company’s seven-year capital investment plan filed pursuant to Senate Bill 251 and 560, discussed further below.

Requests for Recovery under Regulatory Mechanisms
On August 27, 2014, the IURC issued an Order (August 2014 Order) approving the Company’s seven-year capital infrastructure replacement and improvement plan, beginning in 2014, and the proposed accounting authority and recovery. Compliance projects and other infrastructure improvement projects were approved pursuant to Senate Bill 251 and 560, respectively. As provided in the two laws, the Order approved semi-annual filings for rate recovery of 100 percent of the costs, inclusive of return, related to these capital investments and operating expenses, with 80 percent of the costs, including a return, recovered currently via an approved tracking mechanism and 20 percent of the costs deferred and recovered in the Company’s next base rate proceeding. In addition, the Order established guidelines to annually update the seven-year capital investment plan. Finally, the Order approved the Company’s proposal to recover eligible costs via a fixed monthly charge per residential customer.

On September 26, 2014, the OUCC filed an appeal of the IURC's finding that the remaining value of retired assets replaced during the infrastructure projects should not be netted against the cost being recovered in the tracking mechanism. In June 2015, the Indiana Court of Appeals issued an opinion in favor of the Company that affirmed the IURC's August 2014 Order approving the infrastructure plan.

On January 14, 2015, the IURC issued an Order approving the Company’s initial request for recovery of the revenue requirement through June 30, 2014 as part of its approved seven-year plan. Also, consistent with the guidelines set forth in the original August 2014 Order, the IURC approved the Company’s update to its seven-year plan, to reflect changes to project prioritization as a result of both additional risk modeling and changes to estimated project costs.
On April 1, 2015, the Company filed its second request for recovery of the revenue requirement associated with capital investment and applicable operating costs through December 31, 2014. On June 1, 2015, the Company amended its case to delay the recovery of a portion of the investment associated with Senate Bill 560 made from July 2014 to December 2014, until its third filing when it committed to provide additional project detail for the later years of the plan. This commitment was as a result of an Indiana Court of Appeals decision regarding the approval of Northern Indiana Public Service Company's (NIPSCO) proposed electric Transmission, Distribution, and Storage Improvement Charge (TDSIC) plan, and challenges to TDSIC plans filed by other Indiana utilities.
On July 22, 2015, the IURC issued an Order, approving the recovery of these investments consistent with the Company's proposal, with modification, specifically to the rate of return applicable to the Senate Bill 251 compliance component. The IURC found that the overall rate of return to be applied to the investment in determining the revenue requirement is to be updated with each filing, reflecting the current capital structure and associated costs, with the exception of the rate of return on equity, which remains fixed at the rate determined in the Company's last base rate case. This IURC interpretation of the overall rate of return to be used is the same as that already in place for the Senate Bill 560 component.

On October 1, 2015, the Company filed its third request for recovery of the revenue requirement associated with capital investment and applicable operating costs through June 30, 2015, including investment associated with Senate Bill 560 made from July 2014 to December 2014 that had been delayed in the second request. The Company provided an update to its seven-year plan, as well as additional detail on the planned investments included in the plan. The updated plan reflects capital expenditures of approximately $225 million, an increase of $5 million from the previous plan, of which $65 million has been spent as of December 31, 2015. The ability to include new projects as part of an updated Senate Bill 560 plan has been challenged in this case.
As of December 31, 2015, the Commission has approved project categories that encompass planned infrastructure investments during the plan term of approximately $200 million of the proposed $225 million of capital spend. The remaining proposed amount is now pending approval in the third request for recovery. Pursuant to the process outlined in Senate Bill 560, the Company expects an order in early 2016.
At December 31, 2015 and December 31, 2014, the Company has regulatory assets totaling $7.2 million and $2.6 million, respectively, associated with the return on investment as well as the deferral of depreciation and other operating expenses.
Other Regulatory Matters
Gas Decoupling Extension Filing
On September 9, 2015, the IURC issued an Order granting the extension of the current decoupling mechanism in place at the Company and recovery of conservation program costs through December 2019.

10. Environmental Matters

The Company's utility operations and properties are subject to extensive environmental regulation pursuant to a variety of federal, state and municipal laws and regulations. These environmental regulations impose, among other things, restrictions, liabilities, and obligations in connection with the storage, transportation, treatment, and disposal of hazardous substances and limit airborne emissions from electric generating facilities including particulate matter, sulfur dioxide (SO2), nitrogen oxide (NOx), and mercury, among others. Environmental legislation and regulation also requires that facilities, sites, and other properties associated with the Company's operations be operated, maintained, abandoned, and reclaimed to the satisfaction of applicable regulatory authorities. The Company's current costs to comply with these laws and regulations are significant to its results of operations and financial condition.

With the trend toward stricter standards, greater regulation, and more extensive permit requirements, the Company's investment in compliant infrastructure, and the associated operating costs have increased and are expected to increase in the future. Similar to the costs associated with federal mandates in the Pipeline Safety Law, Indiana Senate Bill 251 (Senate Bill 251) is also applicable to federal environmental mandates impacting SIGECO's electric operations.

Air Quality

Mercury and Air Toxics (MATS) Rule
On December 21, 2011, the EPA finalized the utility MATS rule. The MATS rule sets emission limits for hazardous air pollutants for existing and new coal-fired power plants and identifies the following broad categories of hazardous air pollutants: mercury, non-mercury hazardous air pollutants (primarily arsenic, chromium, cobalt, and selenium), and acid gases (hydrogen cyanide, hydrogen chloride, and hydrogen fluoride). The rule imposes mercury emission limits for two sub-categories of coal and proposed surrogate limits for non-mercury and acid gas hazardous air pollutants.

In July 2014, a coalition of twenty-one states, including Indiana, filed a petition with the U.S. Supreme Court seeking review of the decision of the appellate court that found the EPA appropriately based its decision to list coal and oil fired generation units as a source of the pollutants at issue solely on those pollutants’ impact on public health. On June 29, 2015, the U.S. Supreme Court reversed the appellate court decision on the basis of the EPA’s failure to consider costs before determining whether it was appropriate and necessary to regulate steam electric generating units under Section 112 of the Clean Air Act. The Court did not vacate the rule, but remanded the MATS rule back to the appellate court for further proceedings consistent with the opinion. MATS compliance was required to commence April 16, 2015, and the Company continues to operate in full compliance with the

MATS rule. On December 15, 2015, the appellate court agreed to keep the current MATS rule in place while the agency completes the supplemental cost analysis ordered by the Court.

Notice of Violation for A.B. Brown Power Plant
The Company received a NOV from the EPA in November 2011 pertaining to its A.B. Brown generating station. The NOV asserts when the facility was equipped with Selective Catalytic Reduction (SCR) systems, the correct permits were not obtained or the best available control technology to control incidental sulfuric acid mist was not installed. While the Company did not agree with notice, it reached a final settlement with the EPA to resolve the NOV in December 2015.

As noted previously, on January 28, 2015, the IURC issued an Order approving the Company’s request for approval of capital investments on its coal-fired generation units to comply with new EPA mandates related to MATS effective in 2015 and to address the outstanding NOV regarding SO3 emissions from the EPA. The total investment is estimated to be between $75 million and $85 million, roughly half of which has been spent to control mercury in both air and water emissions, and the remaining investment has been made to address the issues raised in the NOV.

In March 2015, the Company was notified that certain parties had filed a Notice of Appeal with the Indiana Court of Appeals in response to the IURC's Order. In June 2015, Joint Appellants’ Citizens Action Coalition of Indiana, Inc., Sierra Club, Inc., and Valley Watch, Inc. (the appellants) filed a brief which challenged the sufficiency of the findings in the IURC's January Order approving the Company’s investments and proposed accounting treatment in terms of whether that Order made certain findings required by statute. On October 29, 2015, the Indiana Court of Appeals issued its opinion affirming the IURC’s findings with regard to equipment required to comply with MATS and certain national pollutant discharge elimination system rules (approximately $35 million). The Court remanded the case back to the IURC so that it can make the findings required by statute with regard to equipment required by the NOV (approximately $40 million). On February 12, 2016, the appellants filed a petition to reopen the evidentiary record in the case in order to submit additional evidence. The Company has opposed the motion and believes the IURC already has a sufficient record in this case. As it pertains to the equipment requirement required by the NOV, given the Commission’s previous approval of this project, the Company believes the Commission will make these findings and issue a new order in support of the project.

Ozone NAAQS
On November 26, 2014, the EPA proposed to tighten the current National Ambient Air Quality Standard (NAAQS) for ozone from the current standard of 75 parts per billion (ppb) to a level with the range of 65 to 70 ppb. On October 1, 2015, the EPA finalized a new NAAQS for ozone at the high end of the range, or 70 ppb. The EPA is expected to make final determinations as to whether a region is in attainment for the new NAAQS in 2018 based upon monitoring data from 2014-2016. While it is possible that counties in southwest Indiana could be declared in non-attainment with the new standard, and thus could have an effect on future economic development activities in the Company's service territory, the Company does not anticipate any significant compliance cost impacts from the determination given its previous investment in SCR technology for NOx control on its units.

One Hour SO2 NAAQS
On February 16, 2016, the EPA notified states of the commencement of a 120 day consultation period between the state and the EPA with respect to the EPA's recommendations for new non-attainment designations for the 2010 One Hour SO2 NAAQS. Identified on the list was Posey County, Indiana, in which the Company's A.B. Brown Generating Station is located. While the Company is in compliance with all applicable SO2 limits in its permits, the Company is currently working with the state of Indiana on voluntary measures that the Company may take without significant incremental costs to ensure that Posey County remains in attainment with the 2010 One Hour SO2 NAAQS. The Company's coal-fired generating fleet is 100 percent scrubbed for SO2 and 90 percent controlled for NOx.

Coal Ash Waste Disposal, Ash Ponds and Water

Coal Combustion Residuals Rule
In December 2014, the EPA released its final Coal Combustion Residuals (CCR) rule which regulates ash as non-hazardous material under Subtitle D of the Resource Conservation and Recovery Act (RCRA). On April 17, 2015, the final rule was published in the Federal Register. The final rule allows beneficial reuse of ash and the Company will continue to reuse a majority of its ash. Legislation is currently being considered by Congress that would provide for enforcement of the federal program by states rather than through citizen suits. Additionally, the CCR rule is currently being challenged by multiple parties in judicial review proceedings. Opening briefs were filed by those parties in December of 2015, with full briefing not expected to be complete until May 2016.

Under the final CCR rule, the Company is required to complete a series of integrity assessments, including seismic modeling given the Company’s facilities are located within two seismic zones, and groundwater monitoring studies to determine the remaining service life of the ponds and whether a pond must be retrofitted with liners or closed in place, with bottom ash handling conversions completed. In late 2015, the Company prepared preliminary cost estimates to retire the ash ponds at the end of their useful lives based on interpretation of the available closure alternatives contemplated in the final rule that ranged from approximately $35 million to $80 million. These estimates contemplated final capping and monitoring costs of the ponds at both F.B. Culley and A.B. Brown generating stations. At this time the Company does not believe that these rules are applicable to its Warrick generating unit, as this unit is part of a larger generating station that predominantly serves an adjacent industrial facility. The Company continues to refine the assumptions, engineering analyses and resulting cost estimates. Further analysis and the refinement of assumptions may result in estimated costs that could be significantly in excess of the current range of $35 million to $80 million.

At September 30, 2015, the Company recorded an approximate $25 million asset retirement obligation (ARO). The recorded ARO reflected the present value of the approximate $35 million in estimated costs in the range above. These assumptions and estimations are subject to change in the future and could materially impact the amount of the estimated ARO.

Effluent Limitation Guidelines (ELGs)
Under the Clean Water Act, the EPA sets technology-based guidelines for water discharges from new and existing facilities. On September 30, 2015, the EPA released final revisions to the existing steam electric ELGs setting stringent technology-based water discharge limits for the electric power industry. The EPA focused this rulemaking on wastewater generated primarily by pollution control equipment necessitated by the comprehensive air regulations, specifically setting strict water discharge limits for arsenic, mercury and selenium for scrubber waste waters. The ELGs will be implemented when existing water discharge permits for the plants are renewed, with compliance activities expected to commence within the 2018-2023 time frame. Current wastewater discharge permits for the Brown and Culley power plants expire in October and December 2016, respectively. The Company is working with the State on permit renewals which will include a compliance schedule for ELGs. In no event will compliance with the ELGs be required prior to November 2018. The ELGs work in tandem with the recently released CCR requirements, effectively prohibiting the use of less costly lined sediment basin options for disposal of coal combustion residuals, and virtually mandate conversions to dry bottom ash handling.

Cooling Water Intake Structures
Section 316(b) of the Clean Water Act requires that generating facilities use the “best technology available” (BTA) to minimize adverse environmental impacts on a body of water. More specifically, Section 316(b) is concerned with impingement and entrainment of aquatic species in once-through cooling water intake structures used at electric generating facilities. A final rule was issued by the EPA on May 19, 2014. The final rule does not mandate cooling water tower retrofits but requires a state level case-by-case assessment of BTA for each facility. The final rule lists seven presumptive technologies which would qualify as BTA. These technologies range from intake screen modifications to cooling water tower retrofits. Ecological and technology assessment studies must be completed prior to determining BTA for the Company’s facilities. To comply, the Company believes that capital investments will likely be in the range of $4 million to $8 million.

Climate Change

On August 3, 2015, the EPA released its final Clean Power Plan (CPP) rule which requires a 32 percent reduction in carbon emissions from 2005 levels. This results in a final emission rate goal for Indiana of 1,242 lb CO2/MWh to be achieved by 2030. The new rule gives states the option of seeking a two-year extension from the deadline of September 2016 to submit a final state implementation plan (SIP). Under the CPP, states have the flexibility to include energy efficiency and other measures should it choose to implement a SIP as provided in the final rule. While states are given an interim goal (1,451 lb CO2/MWh for Indiana), the final rule gives states the flexibility to shape their own emissions reduction over the 2022-2029 time period. The final rule was published in the Federal Register on October 23, 2015 and that action was immediately followed by litigation initiated by the State of Indiana and 23 other states as a coalition challenging the rule. In January of 2016, the reviewing court denied the states’ and other parties requests to stay the implementation of the CPP pending completion of judicial review. On January 26, 2016, 29 states and state agencies (including the 24 state coalition referenced above) filed a request for immediate stay with the U.S. Supreme Court. On February 9, 2016, the U.S. Supreme Court granted a stay to delay the regulation while being challenged in court. The stay will remain in place while the lower court concludes its review, with oral arguments to be heard in June 2016 under the existing accelerated schedule. Among other things, the stay is anticipated to delay the requirement to submit a final SIP by the September 2016 deadline. Apart from the delay, the Court's action creates additional uncertainty as to the future of the rule and presents further challenges as the Company proceeds with its integrated resource planning process later this year.

In the event that a state does not submit a SIP, the EPA also released a proposed federal implementation plan (FIP), which would be imposed on those states without an approved SIP. The proposed FIP would apply an emission rate requirement directly on generating units. Under the proposed FIP, the CO2 emission rate limit for coal-fired units would start at 1,671 lbs CO2/MWh in 2022 and decrease to a final emission rate cap of 1,305 lbs CO2/MWh by 2030. While the FIP emission rate cap appears to be slightly less stringent than the state reduction goal for Indiana, the cap would apply directly to generating units and these units would not have the benefit of averaging emission rates with rates from zero-carbon sources as would be available in a SIP. Purchases of emission credits from zero-carbon sources can be made for compliance. The FIP will be subject to extensive public comments prior to finalization. Whether the State of Indiana will file a SIP has yet to be finally determined. Pending that determination, the electric utilities in Indiana are working with the state's designated agency to analyze various compliance options for consideration and possible integration into a state plan submittal.

Indiana is the 5th largest carbon emitter in the nation in tons of CO2 produced from electric generation. In 2013, Indiana’s electric utilities generated 105.6 million tons of CO2. The Company’s share of that total was 6.3 million, or less than 6 percent. From 2005 to 2014, the Company’s emissions of CO2 have declined 27 percent (on a tonnage basis). These reductions have come from the retirement of F.B. Culley Unit 1, expiration of municipal contracts, electric conservation, the addition of renewable generation, and the installation of more efficient dense pack turbine technology. With respect to renewable generation, in 2008 and 2009, the Company executed long-term purchase power commitments for a total of 80 MW of wind energy. The Company currently has approximately 4 percent of its electricity being provided by clean energy sources due to the long-term wind contracts and landfill gas investment. See further details on these clean energy sources in Item 1. With respect to CO2 emission rate, since 2005 the Company has lowered its CO2 emission rate (as measured in lbs CO2/MWh) from 1,967 lbs CO2/MWh to 1,922 lbs CO2/MWh, for a reduction of 3 percent. The Company’s CO2 emission rate of 1,922 lbs CO2/MWh is basically the same as the State’s average CO2 emission rate of 1,923 lbs CO2/MWh. The Company plans to consider these reductions in CO2 emissions and renewable generation when working with the state to develop a possible state implementation plan.

Impact of Legislative Actions & Other Initiatives is Unknown
At this time, compliance costs and other effects associated with reductions in GHG emissions or obtaining renewable energy sources remain uncertain. The Company has gathered preliminary estimates of the costs to control GHG emissions. A preliminary investigation demonstrated costs to comply would be significant, first with regard to operating expenses and later for capital expenditures as technology becomes available to control GHG emissions. However, these compliance cost estimates were based on highly uncertain assumptions, including allowance prices if a cap and trade approach were employed, and energy efficiency targets. The Company is undertaking a detailed review of the requirements of the CPP and the proposed FIP and a review of potential compliance options. The Company will also continue to remain engaged with the State of Indiana to assess the final rule and to develop a plan that is the least cost to its customers.

While the Company cannot reasonably estimate the total cost to comply with the CCR, ELG and CPP regulations at this time, the Company is exploring various compliance options ranging from continued compliance to retirement of units. The cost of compliance with these new regulations could be significant. The Company believes that such compliance costs would be considered a federally mandated cost of providing electricity, and therefore, should be recoverable from customers through Senate Bill 251 as referenced above, Senate Bill 29, which was used by the Company to recover its initial pollution control investments, or through other forms of rate recovery. These compliance alternatives, including the impact on customer rates, will be fully considered as part of the Company’s public integrated resource planning process to be conducted in 2016.

Manufactured Gas Plants
In the past, the Company operated facilities to manufacture natural gas. Given the availability of natural gas transported by pipelines, these facilities have not been operated for many years. Under current environmental laws and regulations, those that owned or operated these facilities may now be required to take remedial action if certain contaminants are found above the regulatory thresholds.

The Company has identified its involvement in five manufactured gas plant sites, all of which are currently enrolled in the IDEM’s VRP. The Company is currently conducting some level of remedial activities, including groundwater monitoring at certain sites.

The Company has accrued the estimated costs for further investigation, remediation, groundwater monitoring, and related costs for the sites. While the total costs that may be incurred in connection with addressing these sites cannot be determined at this time, the Company has recorded cumulative costs that it has incurred or reasonably expects to incur totaling approximately $20.2 million. The estimated accrued costs are limited to the Company’s share of the remediation efforts and are therefore net of exposures of other potentially responsible parties (PRP).

With respect to insurance coverage, SIGECO has settlement agreements with all known insurance carriers and has received to date approximately $14.8 million of the expected $15.8 million in insurance recoveries.

The costs the Company expects to incur are estimated by management using assumptions based on actual costs incurred, the timing of expected future payments, and inflation factors, among others. While the Company’s utilities have recorded all costs which they presently expect to incur in connection with activities at these sites, it is possible that future events may require remedial activities which are not presently foreseen and those costs may not be subject to PRP or insurance recovery. As of December 31, 2015 and December 31, 2014, approximately $2.5 million and $2.8 million, respectively, of accrued, but not yet spent, costs are included in Other Liabilities related to these sites.

11. Fair Value Measurements

The carrying values and estimated fair values using primarily Level 2 assumptions of the Company's other financial instruments follow:

	At December 31,
	2015		2014
(In thousands)	Carrying Amount	Est. Fair Value	Carrying Amount	Est. Fair Value
Long-term debt payable to third parties	$305,022	$322,981	$266,661	$292,160
Long-term debt payable to Utility Holdings	365,556	385,254	365,252	400,482
Short-term borrowings payable to Utility Holdings	—	—	12,941	12,941
Short-term notes receivable from Utility Holdings	51,224	51,224	—	—
Cash & cash equivalents	1,700	1,700	1,526	1,526

For the balance sheet dates presented in these financial statements, the Company had no material assets or liabilities recorded at fair value outstanding, and no material assets or liabilities valued using Level 3 inputs.

Certain methods and assumptions must be used to estimate the fair value of financial instruments. The fair value of the Company's long-term debt was estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments with similar characteristics. Because of the maturity dates and variable interest rates of short-term borrowings and cash & cash equivalents, those carrying amounts approximate fair value. Because of the inherent difficulty of estimating interest rate and other market risks, the methods used to estimate fair value may not always be indicative of actual realizable value, and different methodologies could produce different fair value estimates at the reporting date.

Under current regulatory treatment, call premiums on reacquisition of long-term debt are generally recovered in customer rates over the life of the refunding issue. Accordingly, any reacquisition would not be expected to have a material effect on the Company's results of operations.

12. Additional Balance Sheet & Operational Information

Inventories in the Balance Sheets consist of the following:

	At December 31,
(In thousands)	2015	2014
Materials & supplies	$34,083	$33,122
Fuel (coal and oil) for electric generation	45,038	33,753
Gas in storage – at LIFO cost	17,682	17,589
Other	—	6
Total inventories	$96,803	$84,470

Based on the average cost of gas purchased during December, the cost of replacing gas in storage carried at LIFO cost is less than carrying value at December 31, 2015 and 2014 by approximately $4 million and $3 million, respectively. All other inventories are carried at average cost. The Company purchases most of its coal supply from Sunrise Coal, LLC and most of its gas supply from a single third party. Rates charged to natural gas customers contain a gas cost adjustment clause and electric rates contain a fuel adjustment clause that allow for the timely adjustment in charges to reflect changes in the cost of gas and cost for fuel.
Prepayments & other current assets in the Balance Sheets consist of the following:

	At December 31,
(In thousands)	2015	2014
Prepaid taxes	$558	$23,329
Wholesale emission allowances	238	250
Restricted Cash	5,928	—
Other	7,608	1,153
Total prepayments & other current assets	$14,332	$24,732

Accrued liabilities in the Balance Sheets consist of the following:

	At December 31,
(In thousands)	2015	2014
Accrued taxes	$14,430	$10,202
Customers advances & deposits	15,492	15,853
Accrued interest	5,246	4,738
Tax collections payable	2,170	2,794
Accrued salaries & other	3,453	3,207
Total accrued liabilities	$40,791	$36,794

Asset retirement obligations included in Deferred Credits and Other Liabilities in the Balance Sheets roll forward as follows:

(In thousands)	2015	2014
Asset retirement obligation, January 1	$18,171	$12,033
Accretion	1,384	597
Liabilities incurred in current period	24,232	—
Changes in estimates, net of cash payments	(136)	5,541
Asset retirement obligation, December 31	$43,651	$18,171

Other income – net in the Statements of Income consists of the following:

	Year ended December 31,
(In thousands)	2015	2014
AFUDC – borrowed funds	$3,062	$1,951
AFUDC – equity funds	1,805	2,518
Cash surrender value of life insurance policies	(723)	317
Other	(359)	(233)
Total other income - net	$3,785	$4,553

Supplemental Cash Flow Information:

	Year ended December 31,
(In thousands)	2015	2014
Cash paid (received) for:
Income taxes	$(6,571)	$73,584
Interest	31,875	32,730

As of December 31, 2015 and 2014, the Company has accruals related to utility plant purchases totaling approximately $8.0 million and $10.6 million, respectively.

13. Adoption of Other Accounting Standards

Revenue Recognition Guidance
In May 2014, the FASB issued new accounting guidance to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and IFRS. The amendments in this guidance state that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This new guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized.

On July 9, 2015, the FASB approved a one year deferral that became effective through an Accounting Standard Update in August and changed the effective date to annual reporting periods beginning after December 15, 2017, including interim periods, with early adoption permitted, but not before the original effective date of December 15, 2016. The Company is currently evaluating the standard to determine application date, transition method, and impact the standard will have on the financial statements.

Financial Reporting of Discontinued Operations
In April 2014, the FASB issued new accounting guidance on reporting discontinued operations and disclosures of disposals of a company or entity. The guidance changes the criteria for reporting discontinued operations and provides for enhanced disclosures in this area. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the organization's operations and financial results. Additionally, the new guidance requires expanded disclosures to provide more information about the assets, liabilities, income, and expenses of discontinued operations. The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. This guidance is effective for fiscal years beginning on or after December 15, 2014, with early adoption permitted. The Company adopted this guidance on January 1, 2015. The adoption of this guidance had no impact on the Company's financial statements.

Simplifying the Presentation of Debt Issuance Costs
In April 2015, the FASB issued new accounting guidance on accounting for debt issuance costs which changes the presentation of debt issuance costs in financial statements. This ASU requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs will continue to be reported as interest expense. This ASU is effective for annual reporting periods beginning after December 15, 2015. Early adoption is permitted. The new guidance will be applied retrospectively to each prior period presented. Upon adoption, the Company will revise its current presentation of debt issuance costs in the Balance Sheets; however, the Company does not expect a material impact on its future financial condition, results of operations, or cash flows as a result of the adoption.

Balance Sheet Classification of Deferred Taxes
In November 2015, the FASB issued new accounting guidance on the presentation of deferred income taxes that requires deferred tax assets and liabilities, along with related valuation allowances, to be classified as noncurrent on the balance sheet. As a result, each tax jurisdiction will now only have one net noncurrent deferred tax asset or liability. The new guidance does not change the existing requirement that prohibits offsetting deferred tax liabilities from one jurisdiction against deferred tax assets of another jurisdiction. This guidance was early adopted for the year ended December 31, 2015, and has been applied retrospectively to all periods presented.  The effect of this change on the December 31, 2015 and 2014 Balance Sheets is a reclassification from current deferred tax liability to long-term deferred tax liability of $10.9 million and $17.8 million, respectively.

Leases
In February 2016, the FASB issued new accounting guidance for the recognition, measurement, presentation and disclosure of leasing arrangements. This ASU requires the recognition of lease assets and liabilities for those leases currently classified as operating leases while also refining the definition of a lease. In addition, lessees will be required to disclose key information about the amount, timing, and uncertainty of cash flows arising from leasing arrangements. This ASU is effective for the interim and annual reporting periods beginning January 1, 2019, although it can be early adopted, with a modified retrospective approach for leases that commenced prior to the date of adoption. The Company is currently evaluating the standard to determine the impact it will have on the financial statements.

Management believes that other recently issued standards, which are not yet effective, will not have a material impact on the Company's financial position, results of operations, or cash flows upon adoption.

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The following discussion and analysis provides additional information regarding SIGECO’s results of operations that is supplemental to the information provided in Vectren Corporation’s and Utility Holdings’ management’s discussion and analysis of results of operations and financial condition contained in those 2015 annual reports filed on Form 10-K, which includes forward looking statement disclaimers. The following discussion and analysis should be read in conjunction with SIGECO’s financial statements and notes thereto.

SIGECO generates revenue primarily from the delivery of natural gas and electric service to its customers, and SIGECO’s primary source of cash flow results from the collection of customer bills and the payment for goods and services procured for the delivery of gas and electric services.

SIGECO has in place a disclosure committee that consists of senior management as well as financial management. The committee is actively involved in the preparation and review of SIGECO’s financial statements.

Executive Summary of Results of Operations

Operating Results

In 2015, SIGECO’s earnings were $86.8 million compared to $83.0 million in 2014. The increased earnings in 2015 are primarily driven by decreases in operating expenses related to performance-based compensation and the timing of power plant maintenance costs as well as increases in returns earned on the gas infrastructure replacement programs.

The Regulatory Environment

Gas and electric operations, with regard to retail rates and charges, terms of service, accounting matters, financing, and certain other operational matters, are regulated by the IURC.
In the Company’s natural gas service territory, normal temperature adjustment (NTA) and decoupling mechanisms largely mitigate the effect that would otherwise be caused by variations in volumes sold to residential and commercial customers due to weather and changing consumption patterns.  In addition to these mechanisms, the commission has authorized a gas infrastructure replacement program, which allows for recovery of these investments outside of a base rate case proceeding. Further, rates charged to natural gas customers contain a gas cost adjustment (GCA) clause and electric rates contain a fuel adjustment clause (FAC). Both of these cost tracker mechanisms allow for the timely adjustment in charges to reflect changes in the cost of gas and cost for fuel. The Company utilizes similar mechanisms for other material operating costs, which allow for changes in revenue outside of a base rate case. The implementation of these various mechanisms has allowed the Company to avoid regulatory proceedings to increase base rates since 2011 for its electric business and 2007 for its gas business.

Rate Design Strategies
Sales of natural gas and electricity to residential and commercial customers are largely seasonal and are impacted by weather.  Trends in the average consumption among natural gas residential and commercial customers have tended to decline as more efficient appliances and furnaces are installed and the Company’s utilities have implemented conservation programs.  In the Company’s natural gas service territory, normal temperature adjustment (NTA) and decoupling mechanisms largely mitigate the effect that would otherwise be caused by variations in volumes sold to these customers due to weather and changing consumption patterns.

In the Company's natural gas service territory, the commission has authorized bare steel and cast iron replacement programs. State laws were passed in 2012 and 2013 that expand the ability of utilities to recover, outside of a base rate proceeding, certain costs of federally mandated projects and other significant gas distribution and transmission infrastructure replacement investments. The Company has received approval to implement these mechanisms.

The Company's electric service territory currently recovers certain transmission investments outside of base rates.  The electric service territory has neither an NTA nor a decoupling mechanism; however, rate designs provide for a lost margin recovery mechanism that works in tandem with conservation initiatives.

Tracked Operating Expenses
Gas costs and fuel costs incurred to serve customers are two of the Company’s most significant operating expenses.  Rates charged to natural gas customers contain a GCA. The GCA clause allows the Company to timely charge for changes in the cost of purchased gas, inclusive of unaccounted for gas expense based on actual experience and subject to caps that are based on historical experience.  Electric rates contain a FAC that allows for timely adjustment in charges for electric energy to reflect changes in the cost of fuel.  The net energy cost of purchased power, subject to an approved variable benchmark based on The New York Mercantile Exchange (NYMEX) natural gas prices, is also timely recovered through the FAC.
GCA and FAC procedures involve periodic filings and IURC hearings to establish price adjustments for a designated future period.  The procedures also provide for inclusion in later periods of any variances between actual recoveries representing the estimated costs and actual costs incurred.
The IURC has also applied the statute authorizing GCA and FAC procedures to reduce rates when necessary to limit net operating income to a level authorized in its last general rate order through the application of an earnings test.  In the periods presented, the Company has not been impacted by the earnings test.
Gas pipeline integrity management operating costs, costs to fund energy efficiency programs, MISO costs, and the gas cost component of uncollectible accounts expense based on historical experience are recovered by mechanisms outside of typical base rate recovery.  In addition, certain operating costs, including depreciation, associated with federally mandated investments, gas distribution and transmission infrastructure replacement investments, and regional electric transmission assets not in base rates are also recovered by mechanisms outside of typical base rate recovery.
Revenues and margins are also impacted by the collection of state mandated taxes, which primarily fluctuate with gas and fuel costs.

Base Rate Orders
The Company's electric territory received an order in April 2011, with rates effective May 2011, and its gas territory received an order and implemented rates in August 2007.  The orders authorize a return on equity of 10.40% on the electric operations and 10.15% for the gas operations.  The authorized returns reflect the impact of rate design strategies that have been authorized by the IURC.

See Notes 8 and 9 to the financial statements for more specific information on the significant regulatory proceedings involving the Company.

Operating Trends

Margin

Throughout this discussion, the terms Gas utility margin and Electric utility margin are used. Gas utility margin is calculated as Gas utility revenues less the Cost of gas sold. Electric utility margin is calculated as Electric utility revenues less Cost of fuel & purchased power. The Company believes Gas utility and Electric utility margins are better indicators of relative contribution than revenues since gas prices and fuel and purchased power costs can be volatile and are generally collected on a dollar-for-dollar basis from customers.

In addition, the Company separately reflects regulatory expense recovery mechanisms within Gas utility margin and Electric utility margin. These amounts represent dollar-for-dollar recovery of other operating expenses. The Company utilizes these approved regulatory mechanisms to recover variations in operating expenses from the amounts reflected in base rates and are generally expenses that are subject to volatility. Following is a discussion and analysis of margin.

Electric Utility Margin (Electric utility revenues less Cost of fuel & purchased power)
Electric utility margin and volumes sold by customer type follows:

	Year Ended December 31,
(In thousands)	2015	2014

Electric utility revenues	$601,554	$624,771
Cost of fuel & purchased power	187,494	201,797
Total electric utility margin	$414,060	$422,974
Margin attributed to:
Residential & commercial customers	$258,564	$260,782
Industrial customers	109,702	111,176
Other	4,490	5,520
Regulatory expense recovery mechanisms	9,574	11,609
Subtotal: Retail	$382,330	$389,087
Wholesale margin	31,730	33,887
Total electric utility margin	$414,060	$422,974
Electric volumes sold in MWh attributed to:
Residential & commercial customers	2,714,379	2,762,234
Industrial customers	2,721,545	2,804,598
Other customers	22,234	22,627
Total retail volumes sold	5,458,158	5,589,459

Retail
Electric retail utility margins were $382.3 million for the year ended December 31, 2015 and, compared to 2014, decreased by $6.8 million. Electric results, which are not protected by weather normalizing mechanisms, reflect a $3.6 million decrease from weather in small customer margin as heating degree days were 88 percent of normal in 2015 compared to 107 percent of normal in 2014. While cooling degree days were 111 percent of normal in 2015 compared to 104 percent of normal in 2014, the increase in margin resulting from the increase in cooling degree days only partially offset the large decrease caused by the warmer winter in 2015. As energy conservation initiatives continue, the Company's lost revenue recovery mechanism related to electric conservation programs contributed increased margin of $0.7 million compared to the prior year. Margin also reflects a decrease in large customer usage of $1.5 million largely driven by timing of customer plant maintenance resulting in lower customer throughput. Margin from regulatory expense recovery mechanisms decreased $2.0 million as operating expenses associated with the electric conservation programs decreased.

On December 3, 2013, SABIC Innovative Plastics (SABIC), a large industrial utility customer of the Company, announced its plans to build a cogeneration (cogen) facility to be operational at the end of 2016 or early in 2017, in order to generate power to meet a significant portion of its ongoing power needs.  Electric service is currently provided to SABIC by the Company under a long-term contract that expires in May of 2016. SABIC's historical peak electric usage has been approximately 120 megawatts (MW).  The cogen facility is expected to provide approximately 80 MW of capacity.  Therefore, the Company will continue to provide all of SABIC's power requirements above the approximate 80 MW capacity of the cogen, which is projected to be approximately 40 MW.  The Company will also provide back-up power, when required.

Margin from Wholesale Electric Activities
The Company earns a return on electric transmission projects constructed by the Company in its service territory that meet the criteria of MISO’s regional transmission expansion plans and also markets and sells its generating and transmission capacity to optimize the return on its owned assets.  Substantially all off-system sales are generated in the MISO Day Ahead and Real Time markets when sales into the MISO in a given hour are greater than amounts purchased for native load.  Further detail of MISO off-system margin and transmission system margin follows:

	Year Ended December 31,
(In thousands)	2015	2014
MISO transmission system margin	$25,564	$26,109
MISO off-system margin	6,166	7,778
Total wholesale margin	$31,730	$33,887

Transmission system margin associated with qualifying projects, including the reconciliation of recovery mechanisms, and other transmission system operations, totaled $25.6 million during 2015, compared to $26.1 million in 2014.  Results in 2015 and 2014 reflect lower returns on transmission investments associated with pending FERC ROE complaints. To date, the Company has invested $157.7 million in qualifying projects. The net plant balance for these projects totaled $140.2 million at December 31, 2015. These projects include an interstate 345 kV transmission line that connects the Company’s A.B. Brown Generating Station to a generating station in Indiana owned by Duke Energy to the north and to a generating station in Kentucky owned by Big Rivers Electric Corporation to the south; a substation; and another transmission line. Although the allowed return is currently being challenged as discussed below in Rate and Regulatory Matters, once placed into service, these projects earn a FERC approved equity rate of return of 12.38 percent on the net plant balance. Operating expenses are also recovered. The Company has established a reserve pending the outcome of these complaints. The 345 kV project is the largest of these qualifying projects, with a cost of $106.8 million that earned the FERC approved equity rate of return, including while under construction. The last segment of that project was placed into service in December 2012.

For the year ended December 31, 2015, margin from off-system sales was $6.2 million, compared to $7.8 million in 2014.  The base rate changes implemented in May 2011 require that wholesale margin from off-system sales earned above or below $7.5 million per year are shared equally with customers.  Results in 2015 compared to 2014 reflect lower market pricing due to low natural gas prices, net of sharing. Off-system sales were 337.8 GWh in 2015, compared to 651.1 GWh in 2014.

Gas Utility Margin (Gas utility revenues less Cost of gas sold)
Gas utility margin and throughput by customer type follows:

	Year Ended December 31,
(In thousands)	2015	2014
Gas utility revenues	$86,726	$111,359
Cost of gas sold	36,504	62,839
Total gas utility margin	$50,222	$48,520
Margin attributed to:
Residential & commercial customers	$35,327	$33,079
Industrial customers	8,856	8,302
Other	1,268	1,370
Regulatory expense recovery mechanisms	4,771	5,769
Total gas utility margin	$50,222	$48,520
Sold & transported volumes in MDth attributed to:
Residential & commercial customers	10,007	12,211
Industrial customers	33,848	30,211
Total sold & transported volumes	43,855	42,422

Gas Utility margins were $50.2 million for the year ended December 31, 2015, an increase of $1.7 million compared to 2014. With rate designs that substantially limit the impact of weather on margin, heating degree days in 2015 that were 88 percent of normal compared to 107 percent in 2014, had relatively no impact on residential and commercial customer margin however did decrease sold and transported volumes to residential and commercial customers. The increase in margin was largely due to increased returns on infrastructure replacement programs as investment in those programs continues to increase.

Operating Expenses

Other Operating
For year ended December 31, 2015, Other operating expenses were $183.5 million, decreasing $13.9 million compared to 2014.  Excluding operating expenses recovered through margin, operating expenses decreased $11.3 million, primarily associated with a decrease in performance-based compensation expense and power plant maintenance costs.

Depreciation & Amortization
Depreciation and amortization expense was $94.5 million in 2015, compared to $93.7 million in 2014. The increase in expense resulted from additional utility plant investments placed into service.

Other Income

Other income – net reflects income of $3.8 million compared to $4.6 million in 2014. The decrease in 2015 primarily reflects decreases in returns on assets that fund certain benefit plans.

SELECTED ELECTRIC OPERATING STATISTICS

	For the Year Ended
	December 31,
	2015	2014

OPERATING REVENUES (in thousands):
Residential	$202,489	$212,222
Commercial	151,318	154,945
Industrial	191,450	199,327
Other	14,062	5,379
Total Retail	559,319	571,873
Net Wholesale Revenues	42,235	52,898
	$601,554	$624,771

MARGIN (In thousands):
Residential	$151,326	$153,247
Commercial	107,238	107,535
Industrial	109,702	111,176
Other	4,490	5,520
Regulatory expense recovery mechanisms	9,574	11,609
Total Retail	382,330	389,087
Wholesale power & transmission system	31,730	33,887
	$414,060	$422,974

ELECTRIC SALES (In MWh):
Residential	1,407,501	1,455,292
Commercial	1,306,878	1,306,942
Industrial	2,721,545	2,804,598
Other Sales - Street Lighting	22,234	22,627
Total Retail	5,458,158	5,589,459
Wholesale	337,761	651,125
	5,795,919	6,240,584

AVERAGE CUSTOMERS:
Residential	124,986	124,301
Commercial	18,471	18,454
Industrial	113	113
Other	38	37
	143,608	142,905

WEATHER AS A % OF NORMAL:
Cooling Degree Days	111%	104%
Heating Degree Days	88%	107%

SELECTED GAS OPERATING STATISTICS

	For the Year Ended
	December 31,
	2015	2014

OPERATING REVENUES (In thousands):
Residential	$54,676	$72,315
Commercial	22,368	29,788
Industrial	8,427	7,888
Other	1,255	1,368
	$86,726	$111,359

MARGIN (In thousands):
Residential	$27,148	$25,336
Commercial	8,179	7,743
Industrial	8,856	8,302
Other	1,268	1,370
Regulatory expense recovery mechanisms	4,771	5,769
	$50,222	$48,520

GAS SOLD & TRANSPORTED (In MDth):
Residential	6,507	7,823
Commercial	3,500	4,388
Industrial	33,848	30,211
	43,855	42,422

AVERAGE CUSTOMERS:
Residential	100,277	100,047
Commercial	10,275	10,242
Industrial	111	111
	110,663	110,400